EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, made as of February 10, 1996, between ProMedCo, Inc. a Texas corporation (the "Company"), and Richard R. D'Antoni ("Executive ").

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby employs Executive, and Executive accepts employment with the Company, under the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the "Employment Period"). The date on which Executive ceases to be employed by the Company and/or its Subsidiaries (as defined below) or its successors or assigns is referred to herein as the "Termination Date."

2.       Position and Duties.

         (a) During the Employment Period, Executive shall perform such duties for the Company, its affiliates and its Subsidiaries as the Company's Chief Executive Officer may specify in his sole discretion. Executive shall serve as the Company's Chief Operating Officer and Company agrees to nominate Executive to the Board of Directors.

         (b) Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its affiliates and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

         (c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation of which the securities having at least 50% of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

         (e) The parties to this Agreement shall use their good faith efforts to develop a written succession plan agreed to by the Board, CEO and COO no later than March 1, 1999.

3.       Compensation and Benefits.

     (a) During the Employment Period, Executive's initial Base Salary (the "Base Salary") shall be $150,000 per annum. The Base Salary shall increase to $200,000 per annum beginning the first of the month following the Company's achievement of a $40 million net revenue run rate. After the Company's initial public offering, the Base Salary shall be as determined by the Compensation Committee, considering studies of other similar companies in the industry. However, the Base Salary shall be subject to annual increases of no less than the increase in the Consumer Price Index for all goods and services, U.S. All City Average Report, published by the United States Department of Labor for the preceding 12 months. In any case, the Base Salary shall be a minimum of 80% of the Base Salary of the Chief Executive Officer of Company. The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices.

     (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

     (c) The Company will pay relocation expenses as follows:

     (i) temporary housing expense in Fort Worth for a maximum period of six months,

     (ii) travel expenses for trips back to Boston (or for Mrs. D'Antoni to Ft. Worth) will be reimbursed for a maximum of one trip every two weeks,

     (iii) moving expenses will be reimbursed, based on competitive bids as approved by the CEO,

     (iv) the brokerage costs of selling Executive's home plus the transaction cost related to the sale and the purchase of a home in Ft. Worth, and

     (v) the Company will "gross up" the reimbursement of such expenses that are taxable as compensation to the Executive.

     (d) In addition to the Base Salary, the Company may award a bonus to Executive following the end of each fiscal year during the Employment Period based upon the Company's achievement of operating goals during such fiscal year. The percentage and goals shall be as approved by the Compensation Committee of the Board of Directors for each such fiscal year, and will typically be structured such that a portion will be payable after the end of the fiscal year (the "Current Portion") with the remaining balance payable in equal amounts after the end of each of the following three fiscal years, provided Executive is still employed by Company on such payment date. The Current Portion of the bonus, if any, shall be payable upon determination of the amount due, approximately 75 days after the end of the fiscal year. For the period ending June 30, 1996 only, Executive is guaranteed a minimum bonus of $47,000 ($50,000 for period February 1 to June 30, prorated to the February 10 start date).

     (e) In addition to the Base Salary and any bonuses payable to Executive pursuant to this paragraph, during the Employment Period Executive shall be entitled to participate in all benefit plans adopted by Company for all or a select group of its employees, including:

     (i) term life insurance of not less than one times Base Salary and health insurance, with all premiums paid by the Company,

     (ii) If the Employment Period is terminated as a result of Executive's permanent disability or incapacity, Executive shall be entitled to receive his Base Salary, as in effect immediately prior to the Termination Date, for 6 months following the Termination Date. Should the disability or incapacity continue, the Company is to pay Executive an amount equal to 60% of Base Salary for the previous year throughout the period that the disability continues. The Company may purchase insurance to fund the amounts payable pursuant to this paragraph 4(d)(ii). All amounts payable pursuant to this paragraph 4(d)(ii) shall be paid in equal monthly installments beginning immediately following the month in which the Termination Date occurs, reduced by the amount of any proceeds Executive receives from any insurance provided to him by the Company.

     (iii) Incentive Stock Options ("ISOs") for an initial 480,000 shares of Common Stock of the Company at $6.00 per share, 20,000 of such shares to vest immediately, with the balance vesting 1/60th per month, with not less than 25% (120,000 shares) to be vested at the date of the Company's Initial Public Offering (IPO). The Company will finance the purchase of stock up to $500,000 with a non- recourse loan for a maximum of 48 months from inception. Prior to 48 months, repayment will be required only to the extent of proceeds of any sale of the stock. At the end of 48 months, any outstanding balance will be due and payable. Prior to the IPO, the Company will have first right of refusal on any proposed sale. Any stock purchased by Executive that is financed by the Company, will be held by the Company to serve as collateral for the loan. Interest on such loans will be at the Applicable Federal Rate for a "mid-term" loan, and will be paid by payroll deduction. Stock owned may be used to exercise vested options. Stock underlying ISOs will be registered soon after Company's IPO. To the extent some of the options do not qualify as ISOs for tax treatment and Company receives tax deductions for the difference between the exercise price and fair market value at the date of exercise, the amount of tax saved first reduces any loan balance, with any excess to be paid to Executive.

     (iv) up to four weeks of vacation each year, but such time shall not accrue or carry over.

4. Term.

     (a) The Employment Period is for a term of two years ending on February 9, 1998, provided that (i) the Employment Period shall terminate prior to such date upon Executive's resignation, death or permanent disability or incapacity (as determined by the Board in its good faith judgment) and (ii) the Employment Period may be terminated by the Company at any time prior to such date For Cause (as defined below) or Without Cause. The Employment Period is automatically extended for successive years unless notice to the contrary is given not later than ninety (90) days preceding the end of the final year of the contract.

     (b) If the Employment Period is terminated by the Company Without Cause prior to the second anniversary of the date of this Agreement, or if Executive's position is eliminated or responsibilities materially reduced without a substantial reduction in Company's most recent 6 month earnings, excluding extraordinary charges, Executive shall be entitled to receive his Base Salary, as in effect immediately prior to the Termination Date, plus the average of bonuses paid during the prior three years, through the second anniversary of this Agreement, or one year, whichever is greater, so long as Executive has not breached the provisions of paragraphs 5, 6 and 7 hereof. The Base Salary and bonus payments described in this paragraph 4(b) shall be payable in regular installments in accordance with the Company's general payroll practice.

     (c) If the Employment Period is terminated by the Company For Cause or is terminated as a result of Executive's resignation or normal expiration of the Agreement, Executive shall be entitled to receive only his Base Salary through the Termination Date.
In the case of normal expiration, any earned bonus which is due will be paid.

     (d) All of Executive's rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon termination, provided however, if Employment Period is terminated by the Company Without Cause ((4(b) above)), term life, health and disability insurance will continue through the second anniversary of this Agreement, or one year, which ever is greater, so long as Executive has not breached the provisions of paragraphs 5, 6 and 7 hereof.

     (e) For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony or a crime involving moral turpitude, (ii) the commission of any act involving dishonesty, embezzlement or fraud with respect to the Company or any of its Subsidiaries, (iii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iv) failure to perform duties as reasonably directed by the Company's Chief Executive Officer,
(v) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, (vi) Executive's violation of the non- competition provisions of Section 7, (vii) Executive's material breach of any duty owed to the Company, including without limitation the duty of loyalty, or (vii) any other material breach of this Agreement, all of the above as determined solely by the Chief Executive Officer of the Company (the "CEO"). Cause shall not include acts or failure to act if Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his position, as determined solely by the CEO.

     (f) If a "Change of Control" occurs and the Employment Period is terminated or Executive voluntarily resigns within 12 months, such termination shall constitute a termination Without Cause. For this purpose, a "Change of Control" occurs when:

     - any "Person" or "Group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")), other than the Executive or the Founders (Richard E. Ragsdale, H. Wayne Posey, E. Thomas Chaney, and Jack W. McCaslin), or an entity the majority of the voting stock of which is owned or controlled by the Executive or the Founders becomes the "beneficial owner" (within the meaning of Rule 13d-3 and/or Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire without condition, other than the passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly 30% or more of the total voting power of the then outstanding voting stock of the Company; or

     - the Company consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into the Company pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than a transaction between the Company and (i) an Affiliate of the Company, or (ii) any other entity owned or controlled by the Founders.

     In addition to the severance rights provided in section 4(b), if a Change of Control occurs, any unvested options will vest immediately and Executive shall have 36 months to exercise all options. Notwithstanding the 36 month exercise period, the exercise of an option shall not be permitted more than ten years after the date on which the option was granted.

5. Confidential Information. The Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company, any of its affiliates or any Subsidiary ("Confidential Information") are the property of the Company or such affiliate or Subsidiary, as the case may be. Therefore, Executive agrees not to disclose to any unauthorized person or use for Executive's own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product or the business of the Company, any of its affiliates or any Subsidiary which Executive may then possess or have under his control.

6. Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and/or its Subsidiaries ("Work Product") belong to the Company or such Subsidiary. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.       Non-Compete, Non-Solicitation.

     (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with the information concerning the Company, its affiliates, Subsidiaries and its predecessors and that his services have been and will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Employment Period and for the period of two years thereafter, the Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company or its Subsidiaries as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographic area in which the Company, its affiliates or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 3% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

     (b) During the non-compete Period, executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company, any of its affiliates or any Subsidiary to leave the employ of the Company or such affiliate or Subsidiary, or in any way interfere with the relationship between the Company, any of its affiliates or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company, any of its affiliates or any Subsidiary at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company, any of its affiliates or any subsidiary to cease doing business with the Company or such affiliate or Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company, any of its affiliates or any Subsidiary.

     (c) If Executive is terminated by the Company Without Cause or the Company is liquidated, the Non-compete provisions of this Agreement will also terminate upon the Termination Date or date of liquidation.

8. Enforcement. If, at the time of enforcement of paragraph 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9. Executive Representation. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity, except for Cellcor technology (autolymphocyte therapy), and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

     10. Survival. Paragraphs 5, 6 and 7 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period, unless such termination was Without Cause.

     11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the Address indicated below:

         Notice to Executive:       801 Cherry Street
                                    Suite 1450
                                    Fort Worth, Texas 76102

         Notices to Company         801 Cherry Street
                                    Suite 1450
                                    Fort Worth, Texas 76102

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

     12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may be related to the subject matter hereof in any way.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be in an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas shall control the interpretation and construction of this Agreement, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

     18. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19. No Strict Construction; Interpretation. The language used in this agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction will be applied against any person. The term "including" as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ProMedCo,                                               "Executive"

BY:  /s/  H. WAYNE POSEY                                /s/ RICHARD R. D'ANTONI
         H. Wayne Posey                                     Richard R. D'Antoni
         President and Chief Executive Officer